                                                                      Exhibit 99

                            POTOMAC BANCSHARES, INC.
                           Charles Town, West Virginia

               --------------------------------------------------

                NOTICE OF REGULAR ANNUAL MEETING OF SHAREHOLDERS
                            To be held April 23, 2002

               --------------------------------------------------

To the Shareholders:

     The Regular Annual Meeting of Shareholders of Potomac Bancshares, Inc. ("Potomac"), will be held at Clarion Hotel and Conference Center, Shepherdstown, West Virginia, at 10:30 a.m. on April 23, 2002, for the purposes of considering and voting upon proposals:

     1. To elect a class of Directors for a term of three years.

     2. To ratify the selection by the board of directors of Yount, Hyde & Barbour, P.C., as independent Certified Public Accountants for the year 2002.

     3. Any other business that may properly be brought before the meeting or any adjournment thereof.

     Only those shareholders of record at the close of business on March 15, 2002, shall be entitled to notice of the meeting and to vote at the meeting.

                                       By Order of the Board of Directors
                                       Robert F. Baronner, Jr., President & CEO

PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU HAVE THE OPTION TO WITHDRAW YOUR PROXY.

March 29, 2002

                            POTOMAC BANCSHARES, INC.
                           111 EAST WASHINGTON STREET
                                  P.O. BOX 906
                           CHARLES TOWN, WEST VIRGINIA
                                 (304) 725-8431

                                 PROXY STATEMENT
                 ANNUAL MEETING OF SHAREHOLDERS - April 23, 2002

     Potomac Bancshares, Inc. is furnishing this statement in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders of Potomac Bancshares, Inc. to be held on April 23, 2002, at the time and for the purposes set forth in the accompanying Notice of Regular Annual Meeting of Shareholders.

Solicitation of Proxies

     Potomac's management, at the direction of Potomac's board of directors, is making this proxy solicitation. These proxies enable shareholders to vote on all matters scheduled to come before the meeting. If the enclosed proxy is signed and returned, it will be voted as directed; or if not directed, the proxy will be voted "FOR" all of the various proposals to be submitted to the vote of shareholders described in the enclosed Notice of Regular Annual Meeting and this proxy statement. A shareholder executing the proxy may revoke it at any time before it is voted by:

     .    by notifying Potomac in person,

     .    by giving written notice to Potomac of the revocation of the proxy,

     .    by submitting to Potomac a subsequently-dated proxy, or

     . by attending the meeting and withdrawing the proxy before it is voted at the meeting.

     Potomac will pay the expenses of this proxy solicitation. In addition to this solicitation by mail, officers and regular employees of Potomac and Bank of Charles Town may, to a limited extent, solicit proxies personally or by telephone or telegraph, although no person will be engaged specifically for that purpose.

Eligibility of Stock for Voting Purposes

     Under Potomac's bylaws, the board of directors has fixed March 15, 2002, as the record date for determining the shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting or any adjournment thereof.

     As of the record date for the annual meeting, 600,000 shares of the capital stock of Potomac were issued and outstanding and entitled to vote. The principal holders of Potomac common stock are discussed under the section of this proxy statement entitled, "Principal Holders of Voting Securities". As of the record date, Potomac had a total of approximately 1,100 shareholders of record.

                                       ~1~

                               PURPOSES OF MEETING

     1.   ELECTION OF DIRECTORS

General

     Potomac's bylaws currently provide for a classified board of directors. There are three classes with each being elected for a three year term. There are presently 10 directors on the board, four of whom are nominees for election at the 2002 Annual Meeting. Three of the nominees are non-employee directors.

     Potomac's Bylaws provide that in the election of directors, each shareholder will have the right to vote the number of shares owned by that shareholder for as many persons as there are directors to be elected, or to cumulate his shares and give one candidate as many votes as the number of directors multiplied by the number of shares owned shall equal, or to distribute them on the same principle among as many candidates as the shareholder sees fit. For example, if you own five shares and there are four nominees for director, you have a cumulative total of 20 votes. You may choose to vote all 20 votes for one nominee. Or, you may allocate 10 votes for one nominee and 10 votes for another nominee. Or you may choose any other allocation over all or part of the four nominees. If you vote your shares cumulatively by proxy, you must indicate how you wish to divide your cumulative total. Otherwise, the proxies will vote the cumulative total evenly or in a manner to elect as many of Potomac's nominees as possible.

     For all other purposes, each share is entitled to one vote. If any shares are voted cumulatively for the election of directors, the proxies, unless otherwise directed, shall have full discretion and authority to cumulate their votes and vote for less than all such nominees.

     Potomac's bylaws provide that nominations for election to the board of directors, other than those made by or on behalf of Potomac's existing management, must be made by a shareholder in writing delivered or mailed to the President not less than 14 days nor more than 50 days prior to the meeting called for the election of directors; provided, however, that if less than 21 days' notice of the meeting is given to shareholders, the nominations must be mailed or delivered to the President not later than the close of business on the 7th day following the day on which the notice of meeting was mailed. The notice of nomination must contain the following information, to the extent known:

     .    name and address of proposed nominee(s);

     .    principal occupation of nominee(s);

     .    total shares to be voted for each nominee;

     .    name and address of notifying shareholder; and

     . number of shares owned by notifying shareholder. Nominations not made in accordance with these requirements may be disregarded by the Chairman of the meeting and in such case the votes cast for each such nominee will likewise be disregarded.

     The table on pages 4 and 5 of this proxy statement contains background information on each director nominee.

                                      ~2~

Committees of the Board

     Potomac's board of directors has a standing Audit Committee. Other functions of board committees have been carried out by the board of directors as a whole or through committees of the board of directors of Bank of Charles Town. While there is no such requirement, the board of directors of the bank and Potomac are, and have at all times been, identical.

     The bank has a standing Asset/Liability/Investment Management Committee, Audit Committee, Community Reinvestment Act Committee, Personnel Committee, Trust Committee, Trust Investment Review Committee and Executive Committee.

     The Asset/Liability/Investment Management Committee consists of seven members: Robert F. Baronner, Jr., Guy Gareth Chicchirichi, William R. Harner, E. William Johnson, Gayle Marshall Johnson, J.P. Burns, Jr. and David S. Smith. This committee is comprised of board members and officers whose responsibilities are to manage the balance sheet of the bank by maximizing and maintaining the spread between interest earned and interest paid while assuming acceptable business risks and ensuring adequate liquidity. The committee recommends investment policies to the board and reviews investments as necessary. This committee held four meetings during 2001.

     The Audit Committee consists of five members: Robert F. Baronner, Jr. (ex-officio), J. Scott Boyd, Guy Gareth Chicchirichi, E. William Johnson and Donald S. Smith. The Audit Committee is appointed and approved by the boards of Potomac and the bank. The committee is to assist these boards in monitoring (1) the integrity of the financial statements of the Corporation, (2) the compliance by the Corporation with legal and regulatory requirements and (3) the independence of the Corporation's internal and external auditors. During 2001 the Audit Committee held five meetings.

     The Community Reinvestment Act (CRA) Committee consists of six members:
Robert F. Baronner, Jr., Donna J. Burns, Robert W. Butler, Thomas C. G. Coyle, Marcia Lerch and Susan Myers. The CRA Committee is responsible for recommending to the board of directors policies that address fair lending concerns and the requirements of the CRA. Fair lending concerns are directed at preventing lending practices that discriminate either overtly or that have the effect of discrimination. The Community Reinvestment Act requires that banks meet the credit needs of their communities, including those of low and moderate income borrowers. This committee held two meetings in 2001.

     The Personnel Committee consists of seven members: Robert F. Baronner, Jr.,
J. Scott Boyd, Guy Gareth Chicchirichi, Thomas C.G. Coyle, Tammy Miller, John C. Skinner, Jr. and Donald S. Smith. The Personnel Committee's responsibilities include evaluating staff performance and requirements, reviewing salaries, and making necessary recommendations to the board regarding these responsibilities. The committee held one meeting in 2001. The executive officer who serves on this committee did not make recommendations or participate in meetings relating to his own salary. See "Salary and Personnel Committee Report on Executive Compensation."

     The Trust Committee consists of six members: Robert F. Baronner, Jr., John
P. Burns, Jr., Robert W. Butler, Thomas C.G. Coyle, Robert L. Hersey and John C. Skinner, Jr. The Trust Committee is responsible for the general supervision of the fiduciary activities performed by the Trust and Financial Services Division in order to ensure proper administration of all aspects of the bank's fiduciary business. It sets forth prudent policies and guidelines under which the department can fulfill its fiduciary responsibilities in a timely and efficient manner and meet state and federal regulatory requirements. The committee makes periodic reports to the board of directors and oversees the activities of the Trust Investment Review Committee. The Trust Committee held seven regular meetings in 2001.

                                      ~3~

     The Trust Investment Review Committee, consisting of two trust officers, the President & CEO, and one director (Robert L. Hersey, David S. Smith, Robert
F. Baronner, Jr. and Robert W. Butler), meets regularly to review investments in trust accounts and to determine that these investments remain within the guidelines of the account. This committee held 12 meetings during 2001.

     The Executive Committee consists of seven members: Robert F. Baronner, Jr.,
J. Scott Boyd, J.P. Burns, Jr., William R. Harner, E. William Johnson, John C. Skinner, Jr. and Donald S. Smith. This committee meets on an as needed basis to review and approve loans that exceed the CEO's lending authority. This committee held four meetings in 2001.

     Neither Potomac nor the bank has a nominating committee. Rather, the board of directors of each selects nominees to fill vacancies on the board.

     The board of directors of Potomac met for four regular quarterly meetings and three special meetings in 2001. The board of directors of the bank held regular weekly meetings each Tuesday in January and February of 2001 and meetings the second and fourth Tuesdays of March through December 2001. Special meetings are held from time to time as required. During 2001, the bank board held 29 regular meetings. During the year, each of the directors attended at least 75% of all meetings of the boards of Potomac and the bank and all committees of the boards on which they served.

Audit Committee Report

     The Audit Committee's Report to the Shareholders which follows was approved and adopted by the committee on March 5, 2002, and by the board of directors on March 12, 2002. The members of the Audit Committee are all independent directors.

     The Audit Committee oversees Potomac's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

     The Audit Committee has reviewed and discussed the audited financial statements with management, discussed with the independent auditor the matters required by SAS 61, received communications from the independent auditor as to their independence, and discussed independence with the auditor.

     Based on its review and discussions with management and the independent auditor, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Form 10-KSB filed by the Corporation.

     The Audit Committee and the board of directors have adopted a written charter for the Audit Committee. A copy of that charter is attached to this proxy statement as Attachment A.

     The following fees were paid to Yount, Hyde & Barbour, P.C., Potomac Bancshares, Inc.'s Certified Public Accountants, for services provided to the Corporation for the fiscal year ending December 31, 2001.

Audit Fees                                                            $47,388
All Other Fees                                                        $ 3,800
Financial Information Systems Design and Implementation Fees          $     0

                                      ~4~

     Audit fees are fees billed for the audit of the Corporation's financial statements and for the required quarterly reviews of those statements. All other fees include payment for any other types of services provided.

     The Audit Committee of the board believes that the non-audit services provided by Yount, Hyde & Barbour are compatible with maintaining the auditor's independence.

                                    E. William Johnson, Chairman
                                    J. Scott Boyd
                                    Guy Gareth Chicchirichi
                                    Donald S. Smith

Management Nominees to the Board of Potomac

     The management nominees for the board of directors are:

                               Served As    Family
                                Director   Relation-    Year
                                  of       ship with   in Which
                                Potomac      Other       Term      Principal Occupation or
Nominees                 Age     Since      Nominees    Expires    Employment Last Five Years
Robert F. Baronner, Jr.  43      2001        None         2005     Employed by bank as of 1/1/01 as
                                                                   President & CEO; former Senior Credit
                                                                   Officer BB&T Northern West Virginia May
                                                                   2000 - December 2000; former Executive
                                                                   Vice President One Valley Bank East
                                                                   September 1997 - April 2000; Senior Vice
                                                                   President Commercial Lending Division
                                                                   One Valley Bank East April 1994 -
                                                                   September 1997.

Robert W. Butler         78      1994        None         2005     Retired owner of Warm Spring Farm &
                                                                   Orchard, Jefferson County, West
                                                                   Virginia; retired from Stauffer Chemical
                                                                   Company.

Guy Gareth Chicchirichi  60      1994        None         2005     Executive Manager; Secretary/Treasurer -
                                                                   Guy's Buick-Pontiac-Oldsmobile-GMC
                                                                   Truck, Inc., Jefferson County, West
                                                                   Virginia; charter member of Charles Town
                                                                   Rotary Club.

Thomas C.G. Coyle        73      1994        None         2005     Retired owner/operator of Riddleberger's
                                                                   Store, Jefferson County, West Virginia;
                                                                   Trustee and Elder - Charles Town
                                                                   Presbyterian Church; Director - Edge
                                                                   Hill Cemetery.

                                      ~5~

Directors Continuing to Serve Unexpired Terms

                               Served As    Family
                               Director-   Relation-    Year
                                  of       ship With   in Which
                               Potomac       Other      Term      Principal Occupation or
Directors                Age    Since      Nominees    Expires    Employment Last Five Years
J. Scott Boyd            45      1999         None       2004     Pharmacist and President of Jefferson
                                                                  Pharmacy, Inc. in Jefferson County, West
                                                                  Virginia  since 1982; President and
                                                                  Chairman of Board of Directors of In
                                                                  Home Medications
                                                                  West Virginia, Inc.

John P. Burns, Jr.       60      1994         None       2004     Owner/operator of a beef and grain farm
                                                                  in Jefferson County, West Virginia;
                                                                  President - Jefferson County Fair
                                                                  Association; Director - Valley Farm
                                                                  Credit.

William R. Harner        61      1994         None       2003     Employed at Bank since 1967; Sr. Vice
                                                                  President & Cashier since 1988; Sr. Vice
                                                                  President and Secretary of Potomac since
                                                                  1994.

E. William Johnson       57      1994         None       2003     Chair - Division of Business and Social
                                                                  Sciences and Professor - Shepherd
                                                                  College, Jefferson County, West Virginia.

John C. Skinner, Jr.     60      1994         None       2003     Attorney, owner of Nichols & Skinner,
                                                                  L.C., Jefferson County, West Virginia;
                                                                  Bank attorney since 1986; Potomac
                                                                  attorney since 1994.

Donald S. Smith          73      1994         None       2003     Employed at Bank 1947 to 1991; President
                                                                  1978 to 1991 (retired); Vice President
                                                                  and Assistant Secretary of Potomac since
                                                                  1994.

Principal Holders of Voting Securities

     The following shareholder beneficially owns more than 5% of Potomac's common stock as of March 7, 2002.

Name of                        Amount and Nature of
Beneficial Owner               Beneficial Ownership     Percent of Common Stock

Virginia F. Burns              44,480 shares; Direct             7.4133
Rt 2 Box 132
Charles Town WV  25414-9632

Ownership of Securities by Nominees, Directors and Officers

     The following table shows the amount of Potomac's outstanding common stock beneficially owned by nominees, directors and principal officers of Potomac individually and as a group. The information is furnished as of March 7, 2002, on which date 600,000 shares were outstanding.

                                      ~6~

                               Amount and Nature of
      Nominees                 Beneficial Ownership     Percent of Common Stock

Robert F. Baronner, Jr.           320 shares (1,3)*           .0533
PO Box 906                        150 shares (2,4)*           .0250
Charles Town, WV  25414-0906       79 shares   (5)*           .0132

Robert W. Butler                2,330 shares (1,3)*           .3883
635 S Samuel Street                96 shares (2,4)*           .0160
Charles Town WV  25414-1141     1,450 shares   (5)*           .2417
Guy Gareth Chicchirichi         1,800 shares (1,3)*           .3000
RR 6 Box 38
Charles Town WV  25414-9704

Thomas C.G. Coyle               1,426 shares (1,3)*           .2377
808 High Street                 1,941 shares   (5)*           .3235
Charles Town WV  25414

                               Amount and Nature of
  Directors (Non-Nominees)     Beneficial Ownership     Percent of Common Stock

J. Scott Boyd                      50 shares  (1,3)*          .0083
201 S Preston Street              100 shares  (2,4)*          .0167
Ranson WV  25438

John  P. Burns, Jr.               100 shares  (1,3)*          .0167
12 Burns Farm Lane              2,445 shares  (2,4)*          .4075
Charles Town WV  25414             12 shares    (5)*          .0020

William R. Harner                  50 shares  (1,3)*          .0083
PO Box 906                      1,350 shares  (2,4)*          .2250
Charles Town WV  25414-0906

E. William Johnson                325 shares  (1,3)*          .0542
Division of Business and
Social Sciences                   275 shares  (2,4)*          .0458
Shepherd College
Shepherdstown WV  25443

John C. Skinner, Jr.            1,858 shares  (1,3)*          .3097
PO Box 487                      1,946 shares  (2,4)*          .3243
Charles Town WV  25414          1,878 shares    (5)*          .3130

Donald S. Smith                 2,400 shares  (1,3)*          .4000
PO Box 264                      3,500 shares    (5)*          .5833
Charles Town WV  25414-0264

                                      ~7~

                               Amount and Nature of
Officers (Non-Nominees)        Beneficial Ownership     Percent of Common Stock

Gayle Marshall Johnson            408 shares (1,3)*           .0680
PO Box 906                        100 shares (2,4)*           .0167
Charles Town WV  25414-906

All nominees, directors &
principal                      11,067 shares (1,3)*          1.8445
officers as a group             6,462 shares (2,4)*          1.0770
(11 persons)                    8,860 shares   (5)*          1.4767
                               -------------                 ------

Total                          26,389 shares                 4.3982
                               =============                 ======
----------
* 1 indicates sole voting power, 2 indicates shared voting power, 3 indicates sole investment power, 4 indicates shared investment power, 5 indicates indirect ownership by spouse or minor child.

Executive Compensation

     Potomac's officers did not receive compensation as such during 2001. The following table sets forth the annual and long-term compensation for services in all capacities to the bank for the fiscal years ended December 31, 2001, 2000 and 1999 of the chief executive officer. Neither Potomac nor the bank has any stock option plans, employee stock ownership plans or other employee benefit plans except for the pension plan and 401(k) plan described in this proxy statement.

                          SUMMARY COMPENSATION TABLE **

                                                                  Long-Term Compensation
                                                             --------------------------------
                                    Annual Compensation             Awards             Payouts
                                --------------------------   -----------------------   -------
                                                   Other                  Securities               All
                                                   Annual    Restricted     Under-                Other
                                                   Compen-     Stock        lying        LTIP     Compen-
Name and                        Salary    Bonus    sation     Award(s)      Options/   Payouts    sation
Principal Position       Year     ($)      ($)      ($)          ($)        SARs (#)     ($)       ($)
----------------------------------------------------------------------------------------------------------
Robert F. Baronner, Jr.  2001   107,224   17,200   9,175         N/A          N/A         N/A       0
President and CEO

William R. Harner        2001    76,794      N/A   9,175         N/A          N/A         N/A       0
Sr. Vice President &
Cashier                  2000    73,726      N/A   8,875         N/A          N/A         N/A       0

                         1999    69,132      N/A   7,800         N/A          N/A         N/A       0

Charles W. LeMaster*     2000    60,154      N/A   4,325         N/A          N/A         N/A       0

                         1999    77,751      N/A   7,800         N/A          N/A         N/A       0

----------
* During 2000, Mr. LeMaster resigned his position with Potomac and with the bank. William R. Harner was appointed as Acting CEO during the search for a new chief executive. Robert F. Baronner, Jr. became President, CEO and director of Potomac and the bank as of January 1, 2001.

** During 2001, the Corporation established a 401(k) profit sharing plan available initially to all fulltime employees. After initiation of the plan, employees become eligible to participate in the plan upon reaching age 21 and completing one year of service.

                                      ~8~

Employee Benefit Plans

     Potomac sponsors a noncontributory, defined benefit pension plan under which benefits are determined based on an employee's average annual compensation for any five consecutive full calendar years of service which produce the highest average. An employee is any person (but not including a person acting only as a director) who is regularly employed on a full-time basis. An employee becomes eligible to participate in the plan upon completion of at least one year of service and attainment of age 21.

     Normal retirement is at age 65 with the accrued monthly benefit determined on actual date of retirement. An employee may take early retirement from age 60 and the accrued monthly benefit as of the normal retirement date is actuarially reduced. There is no reduction if an employee is 62 years of age and has 30 years service.

                               PENSION PLAN TABLE

                                       Years of Service
  Average        -------------------------------------------------------
Remuneration        5        10        15        20        25       30
------------     -------------------------------------------------------
   $10,000       $  760   $ 1,520   $ 2,280   $ 3,040   $ 3,800   $3,800
    15,000        1,260     2,520     3,780     5,040     6,300    6,300
    20,000        1,760     3,520     5,280     7,040     8,800    8,800
    25,000        2,260     4,520     6,780     9,040    11,300   11,300
    30,000        2,760     5,520     8,280    11,040    13,800   13,800
    40,000        3,760     7,520    11,280    15,040    18,800   18,800
    50,000        4,760     9,520    14,280    19,040    23,800   23,800
    60,000        5,760    11,520    17,280    23,040    28,800   28,800
    70,000        6,760    13,520    20,280    27,040    33,800   33,800
    80,000        7,760    15,520    23,280    31,040    38,800   38,800

     Compensation covered by the pension plan is based upon total pay. Effective for plan years beginning after December 31, 1993, the Internal Revenue Code (the
Code) prohibits compensation in excess of $150,000 (as indexed) to be taken into account in determining one's pension benefit.

     As of December 31, 2001, the current credited years of service and projected estimated annual benefit under the pension plan (assuming that he continues employment, the plan is not terminated or amended, current compensation increases under the plan's assumptions and that the maximum compensation allowed under the Code does not exceed $150,000) for the following officer is:

   Name                  Current Service      Projected Annual Pension

Robert F. Baronner, Jr.      1 year                   $   -0-*
William R. Harner           34 years                  $32,892

     During 2001, the Corporation established a 401(k) profit sharing plan available initially to all fulltime employees. After initiation of the plan, employees become eligible to participate in the plan upon reaching age 21 and completing one year of service. Employees can make a salary deferral election authorizing the employer to withhold up to the amount allowed by law each calendar year. The employer may make a discretionary matching contribution each plan year. The employer may also make other discretionary contributions to the plan.

*Mr. Baronner completed one year of service as of December 31, 2001 and became eligible to participate in the defined benefit pension plan after that date. There is no projected annual pension for him at this time since he just became eligible to participate.

                                      ~9~

Personnel Committee Report on Executive Compensation

     The Personnel Committee is comprised of seven members: Robert F. Baronner, Jr. (ex-officio), J. Scott Boyd, Guy Gareth Chicchirichi, Thomas C.G. Coyle, Tammy Miller (Human Resources Director), John C. Skinner, Jr. and Donald S. Smith. The Personnel Committee reviews and recommends to the board changes to the compensation levels of all executive officers of the bank. The committee seeks to attract and retain highly capable and well-qualified executives and to compensate executives at levels commensurate with their amount of service to the bank. The committee met once to review and approve the bank's 2001 compensation levels. The bank's Chief Executive Officer and the Senior Vice President and Cashier review each executive officer's compensation and make recommendations to the committee. The committee reviews these recommendations and independently evaluates each executive's job performance and contribution to the bank. The committee also considers the inflation rate and the compensation levels of executive officers holding similar positions with the bank's competitors. For instance, the committee compares the compensation levels of its executive officers with the levels, when known, of such institutions as United National Bank, Jefferson Security Bank, City National Bank and BB&T. Compensation levels for executives of the bank are competitive when compared to these institutions.

     Compensation for the Chief Executive Officer is determined in essentially the same way as for other executives. The Chief Executive Officer's salary and bonus is tied to performance goals of the bank and the bank's profitability for the prior fiscal year. Robert F. Baronner, Jr. served on the committee and was the bank's Chief Executive Officer; however, he did not make any recommendations relating to his salary and was not present at Committee meetings when his compensation was being discussed.

     The Senior Vice President and Cashier's compensation is not tied to any performance goals of the bank and he does not serve on the committee

     Potomac currently has an employment agreement with Robert F. Baronner, Jr., President and CEO. The agreement provides for one year's severance to include salary and benefits if Mr. Baronner's employment is terminated (other than for cause).

     The Internal Revenue Code disallows deductions of compensation exceeding $1,000,000 for certain executive compensation. The committee has not adopted a policy in this regard because none of the bank's executives received compensation approaching the $1,000,000 level.

     In addition, in 2001 Mr. Baronner had the opportunity to earn up to 20% of his base salary in bonus. This incentive program was based on a number of factors including average market price per share, net income per share, loan and deposit growth, the bank's efficiency ratio, credit quality, and trust department income. During 2001, Mr. Baronner earned $17,200 out a possible bonus of $22,000. The details have not been completed for a 2002 performance bonus.

     The 2001 base salary figure in the employment agreement was set after discussions with a professional executive recruiter as well as research regarding market rates for similar positions for candidates with equivalent education and experience. The salary is set each year as the agreement renews.

     This report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Potomac specifically incorporates this report by reference, and shall not otherwise be filed under such Acts. This report is submitted by:

                                            Robert F. Baronner, Jr. (ex-officio)
                                            J. Scott Boyd
                                            Guy Gareth Chicchirichi
                                            Thomas C.G. Coyle
                                            John C. Skinner, Jr.
                                            Donald S. Smith

                                      ~10~

Performance Graph

     The following graph compares the yearly percentage change in Potomac's (and prior to Potomac's formation, the bank's) cumulative total shareholder return on common stock for the five-year period ending December 31, 2001, with the cumulative total return of the Media General Index (SIC Code Index 6712 - Bank Holding Companies). Shareholders may obtain a copy of the index by calling Media General Financial Services, Inc. at telephone number (800) 446-7922. There is no assurance that Potomac's stock performance will continue in the future with the same or similar trends as depicted in the graph.

     The information used to determine Potomac's cumulative total shareholder return on its common stock is based upon information furnished to Potomac or the bank by one or more parties involved in purchases or sales of Potomac's (and prior to its formation, the bank's) common stock. No attempt was made by Potomac or the bank to verify or determine the accuracy of the representations made to Potomac or the bank.

     The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Potomac specifically incorporates this graph by reference, and shall not otherwise be filed under such Acts.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                        AMONG POTOMAC BANCSHARES, INC.,
                     MEDIA GENERAL INDEX AND SIC CODE INDEX

                              [GRAPH APPEARS HERE]

                             ---------------------------FISCAL YEAR ENDING--------------------------------
COMPANY/INDEX/MARKET         12/31/1996   12/31/1997   12/31/1998   12/31/1999    12/29/2000    12/31/2001
POTOMAC BANCSHARES, INC.       100.00       118.54       156.18       129.88        101.28        150.91

Bank Holding Companies         100.00       139.79       182.58       219.86        113.71        165.52

Media General Index            100.00       129.85       158.74       193.64        174.80        154.77

                     ASSUMES $100 INVESTED ON JAN. 01, 1997
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 2001


                                      ~11~

Employment Agreement

     Potomac and the bank have an employment agreement with Robert F. Baronner, Jr., President and Chief Executive Officer of Potomac and the bank. The agreement is for a one-year term, with additional renewals for one year each, unless terminated by one of the parties. The agreement provides for an annual salary of $110,000 (in the base year 2001), plus director's fees. The Personnel Committee set the annual salary at $125,000 for 2002. The subsequent annual salaries will be set each year as the agreement renews. Under the agreement, if Mr. Baronner's employment is terminated (other than for cause), he is entitled to one year's salary and benefits. In the event of an actual or constructive termination of Mr. Baronner's employment after a change in control of Potomac or the bank, Mr. Baronner would receive two years' compensation and benefits for 18 months.

Compensation of Directors

     Directors of Potomac were not compensated for their services as directors for 2001. Directors of the bank were compensated at the rate of $175 for each regular board meeting attended in January and February and $350 for each regular meeting attended from March through December. Directors are additionally compensated $85 for each committee meeting attended. Directors who are operating officers of the bank are not compensated for committee meetings attended.

Certain Transactions with Directors, Officers and Their Associates

     Potomac and the bank have had, and expect to have in the future, transactions in the ordinary course of business with directors, officers, principal shareholders and their associates. All of these transactions remain on substantially the same terms, including interest rates, collateral and repayment terms on the extension of credit, as those prevailing at the same time for comparable transactions with unaffiliated persons, and in the opinion of management of Potomac and the bank, did not involve more than the normal risk of collectibility or present other unfavorable features.

     Nichols and Skinner, L.C., a law firm in which Director John C. Skinner, Jr. is a shareholder, performed legal services for the bank and Potomac in 2001 and will perform similar services in 2002. On the basis of information provided by Mr. Skinner, it is believed that less than five percent of the gross revenues of this law firm in 2001 resulted from payment for legal services by Potomac and the bank. In the opinion of Potomac and the bank, the transactions with Nichols and Skinner, L.C., were on terms as favorable to Potomac and the bank as they would have been with third parties not otherwise affiliated with Potomac or the bank.

     J. Scott Boyd, Thomas C.G. Coyle, William R. Harner, John C. Skinner, Jr. and Donald S. Smith, directors of the bank and Potomac, have been indebted to the bank during 2001 in an amount in excess of $60,000. In the opinion of Potomac and the bank, these loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectability or present other unfavorable features.

     2.   RATIFICATION OF SELECTION OF AUDITORS

     The board of directors has selected the firm of Yount, Hyde & Barbour, P.C. to serve as independent auditors for Potomac for the calendar year 2002. If the shareholders do not ratify the appointment of Yount, Hyde & Barbour, P.C., the board will consider the appointment of other auditors. Potomac is advised that no member of this accounting firm has any direct or indirect material interest in Potomac, or any of its subsidiaries.

                                      ~12~

     A representative of Yount, Hyde & Barbour, P.C., will be present at the annual meeting to respond to appropriate questions and to make a statement if he so desires. The enclosed proxy will be voted "FOR" the ratification of the selection of Yount, Hyde & Barbour, P.C., unless otherwise directed. The affirmative vote of a majority of the shares of Potomac's common stock represented at the Annual Meeting of Shareholders is required to ratify the appointment of Yount, Hyde & Barbour, P.C.

                            FORM 10-KSB ANNUAL REPORT
                    TO THE SECURITIES AND EXCHANGE COMMISSION

     Upon written request by any shareholder to Gayle Marshall Johnson, Vice President and Chief Financial Officer, Potomac Bancshares, Inc., 111 East Washington Street, PO Box 906, Charles Town, West Virginia 25414-0906, a copy of Potomac's 2001 Annual Report on Form 10-KSB will be provided without charge.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Potomac's directors and executive officers, and persons who own more than ten percent of a registered class of Potomac's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Potomac. Officers, directors and shareholders owning more than ten percent are required by SEC regulation to furnish Potomac with copies of all Section 16(a) forms which they file.

     To Potomac's knowledge, based solely upon review of the copies of such reports furnished to Potomac and written representations that no other reports were required, during the two fiscal years ended December 31, 2000, all Section 16(a) filing requirements applicable to its officers, directors and persons owning more than ten percent were complied with.

                                  OTHER MATTERS

     If any of the nominees for election as directors should be unable to serve as a director by reason of death or other unexpected occurrence, a proxy will be voted for a substitute nominee or nominees designated by the board of Potomac unless the board of directors adopts a resolution pursuant to the bylaws reducing the number of directors.

     The board of directors is unaware of any other matters to be considered at the meeting but, if any other matters properly come before the meeting, persons named in the proxy will vote such proxy in accordance with their judgment on such matters.

                                      ~13~

Shareholder Proposals for 2003

     Any shareholder who wishes to have a proposal placed before the next Annual Meeting of Shareholders must submit the proposal to William R. Harner, Senior Vice President and Secretary of Potomac, at its executive offices, no later than November 28, 2002, to have it considered for inclusion in the proxy statement of the annual meeting in 2003.

                                                         Robert F. Baronner, Jr.
                                                         President and CEO

Charles Town, West Virginia
March 29, 2002

                                      ~14~